Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA T: +1 847 634 6700 F: +1 847 913 8766 www.zebra.com

Zebra Technologies Completes Comprehensive Debt Refinancing

Debt Refinancing Highlights:
•Established 5-year $3.25 billion senior secured credit facility consisting of a $1.5 billion revolving credit facility and $1.75 billion term loan
•Retired $1.0 billion revolving credit facility and $0.9 billion term loan
•Favorable pricing on new facility by 25 basis points

Lincolnshire, Illinois, May 26, 2022 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced actions to refinance its debt and expand liquidity.

The company closed yesterday on a $3.25 billion senior secured credit facility maturing May 2027 with a lower pricing tier at SOFR + 1.00% that escalates if the Total Net Leverage Ratio is greater than 1.5x. This facility includes a $1.75 billion term loan, and a $1.5 billion revolving credit facility with $50 million drawn on the revolver as of close. The company has retired its $875 million term loan and $1.0 billion revolving facility, which had maturity dates of August 2024. Proceeds from the new term loan are also expected to fund the pending $875 million acquisition of Matrox Imaging.

“We have significantly increased our available borrowing capacity to optimize our capital structure and align with our growing business. Our new credit facility provides us ample flexibility for organic and inorganic investment in our business, as well as share repurchases through our recently announced $1 billion incremental board authorization. Our team was also able to secure favorable terms on our debt covenants for additional capital structure flexibility, while reducing borrowing costs by approximately 25 basis points,” said Chief Financial Officer, Nathan Winters. “We are comfortable with the variable interest rate structure of our debt due to our strong operating cash flow profile and $800 million of floating-to-fixed interest rate swaps that were secured earlier this year ahead of recent rate increases.”

J.P. Morgan and Wells Fargo were Co-Left Lead Arrangers on the structuring and syndication of the facility, and Zebra engaged Proskauer as Counsel for the transaction.

SAFE HARBOR STATEMENT
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results may differ from those expressed or implied in the company’s forward-looking statements. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change. These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors’ offerings, and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on our business and results of operations. Our ability to purchase sufficient materials, parts, and components as well as our ability to provide services and software to meet customer demand could negatively impact our results of operations and customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an impact on results. Foreign exchange rates, customs duties and trade policies may have an effect on financial results because of the large percentage of our international sales. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors. The success of integrating acquisitions could also affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of our financial results. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, please refer to Zebra’s latest filing of its Form 10-K and Form 10-Q. This press release includes certain non-GAAP financial measures and we refer to the reconciliations to the comparable GAAP financial measures and related information.

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) empowers organizations to thrive in the on-demand economy by making every front-line worker and asset at the edge visible, connected and fully optimized. With an ecosystem of more than 10,000 partners across more than 100 countries, Zebra serves customers of all sizes – including 94% of the Fortune 100 – with an award-winning portfolio of hardware, software, services and solutions that digitize and automate workflows. Supply chains are more dynamic, customers and patients are better served, and workers are more engaged when they utilize Zebra innovations that help them sense, analyze and act in real time. Zebra recently expanded its industrial automation portfolio with its Fetch Robotics acquisition and increased its machine vision and AI software capabilities with the acquisitions of Adaptive Vision and antuit.ai. Zebra is #25 on Newsweek’s inaugural list of America’s 100 Most Loved Workplaces and #79 on Forbes’ list of America’s 500 Best Midsize Employers. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Investor Contact:	Media Contact
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 793 6707	Phone: + 1 847 370 2317
msteele@zebra.com	therese.vanryne@zebra.com

ZEBRA and the stylized Zebra head are trademarks of Zebra Technologies Corporation, registered in many jurisdictions worldwide. All other trademarks are the property of their respective owners. ©2022 Zebra Technologies Corporation and/or its affiliates. All rights reserved.